Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-214320) on Form S-8 of our report dated June 28, 2019 appearing in the annual report on Form 11-K of Avanzar Interior Technologies, Ltd., Savings and Investment (401k) Plan as of December 31, 2018 and 2017 and for the year ended December 31, 2018.

/s/ Plante & Moran, PLLC

Flint, Michigan
June 28, 2019